Exhibit 10.4

M/I HOMES, INC.

AMENDED AND RESTATED
EXECUTIVES’ DEFERRED COMPENSATION PLAN

Section 1.  PURPOSE

The Company desires and intends to recognize the value to the Company and its Affiliates of the past and present services of its Executives, to encourage their continued service to the Company and its Affiliates and to be able to attract and retain Executives by adopting and implementing this Plan to provide such Executives an opportunity to defer compensation otherwise payable to them from the Company and/or its Affiliates.  In addition, the Company desires to allow such Executives an opportunity to invest in the Common Shares of the Company by providing that amounts deferred under this Plan will be distributed in Common Shares.

This Plan was initially adopted effective November 1, 1998, was amended and restated in its entirety effective January 1, 2000 and January 1, 2001, and is again amended and restated in its entirety as provided in this document effective as of August 28, 2008 (the “Restatement Effective Date”).

Section 2.  CERTAIN DEFINITIONS

The following terms will have the meanings provided below.

“Affiliate” means all persons with whom the Company would be considered a single employer under Sections 414(b) and (c) of the Code.

“Annual Cash Bonus” means, with respect to any calendar year or other period, the bonus payable under any annual bonus program maintained by the Company which, absent its deferral hereunder, would be payable to a Participant for services rendered as an Executive.  However, the term will not include any bonus or special distribution made in connection with any other employer provided benefit or fringe benefit program.

“Beneficiary” means the person or persons designated in writing as such and filed with the Plan Administrator at any time by a Participant.  Any such designation may be withdrawn or changed in writing (without the consent of the Beneficiary), but only the last designation on file with the Plan Administrator shall be effective.

“Board” means the Board of Directors of the Company.

“Change of Control” means:

A.           With respect to Grandfathered Amounts: (i) the acquisition by any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Irving E.  Schottenstein or any of his immediate family members or lineal descendants, any heir of the foregoing, any trust for the benefit of any of the foregoing, any private charitable foundation or any partnership, limited liability company or corporation owned or controlled by some or all of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25 percent or more of the outstanding voting capital stock of the Company or (ii) the failure of the directors of the Company on the date hereof (the “Current Board”), or such directors who are elected or recommended or endorsed for election to the Board by a majority of the Current Board or their successors so elected, recommended or endorsed to constitute a majority of the Board.

B.           With respect to Section 409A Amounts: (i) the acquisition by any person (as defined in Section 409A of the Code), or more than one person acting as a group (as defined in Section 409A of the Code), of the ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) the acquisition by any person, or more than one person acting as a group, within any 12-month period, of the ownership of the stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iv) the acquisition by any person, or more than one person acting as a group, within any 12-month period, of assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  The definition of “Change of Control” in this subsection B shall be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as may be amended from time to time.

“Common Shares” means the common shares of the Company, par value $.01.

“Company” means M/I Homes, Inc., an Ohio corporation, and any successor entity.

“Deferred Compensation Account” means the separate Deferred Compensation Account established for each Participant pursuant to Section 4 of the Plan.

“Disability” shall mean any condition which renders the Participant unable to continue employment with the Company as determined by the Plan Administrator, in the Plan Administrator’s sole and absolute discretion.

“Discretionary Deferral” means the amount each Participant has elected to be credited to such Participant’s Deferred Compensation Account with respect to any Plan Year pursuant to the terms of Section 4(B) of the Plan.

“Executive” means those select management or highly compensated employees whom the Board designates as eligible to participate in this Plan.

“Fair Market Value” of the Common Shares means the closing price of the Common Shares on any national securities exchange on which the Common Shares are then listed on the applicable date.

“Grandfathered Amount” means the portion, if any, of a Participant’s Deferred Compensation Account that was earned and vested (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder) under this Plan before January 1, 2005 and any earnings (whether actual or notional) attributable to such portion of the Participant’s Deferred Compensation Account (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder) and any earnings (whether actual or notional) thereon.

“Mandatory Deferral” means the mandatory amount credited to each Participant’s Deferred Compensation Account with respect to any Plan Year prior to 2004.

“Participant” has the meaning specified in Section 3 of the Plan.

“Plan” means the M/I Homes, Inc. Amended and Restated Executives’ Deferred Compensation Plan, as reflected in this document, as the same may be amended from time to time after the Restatement Effective Date.

“Plan Administrator” means the Company or the person or committee to whom the Company has delegated all of its powers and duties to administer the Plan.

“Plan Year” means the fiscal year of the Company.

“Retirement” means:

A.           With respect to Grandfathered Amounts, the Participant’s voluntary Termination after completing not less than ten (10) years of employment.  Whether a Participant’s Termination was voluntary shall be as determined by the Plan Administrator, in the Plan Administrator’s sole and absolute discretion.

B.           With respect to Section 409A Amounts, Termination on or after the date on which the sum of the Participant’s years of service with the Company and its Affiliates plus the Participant’s age is equal to or greater than seventy (70); provided that the Participant has attained the age of fifty-five (55).

“Section 409A Amount” means the portion, if any, of a Participant’s Deferred Compensation Account that is not a Grandfathered Amount.

“Termination” means a “separation from service” with the Company and its Affiliates within the meaning of Treasury Regulation Section 1.409A-1(h).

“Termination Date” means the date of a Participant’s Termination for any reason.

“Trust” means the trust fund that, in the discretion of the Company, may be established for purposes of segregating certain assets of the Company for payment of benefits hereunder as the same may be amended from time to time.  Such Trust may be irrevocable, but the assets thereof shall, at all times, remain the property of the Company subject to the claims of the Company’s creditors.

“Unforeseeable Emergency” means a severe financial hardship to the Participant within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(3) resulting from: (A) an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code); (B) loss of the Participant’s property due to casualty; or (C) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 3.  PARTICIPANTS

Each person who is participating in the Plan on the Restatement Effective Date shall be a Participant in the Plan.  Each person who becomes an Executive after the Restatement Effective Date will be eligible to participate in the Plan as of the date on which he becomes an Executive or the date specified by the Plan Administrator, whichever is latest.  A Participant shall continue to participate in the Plan until his status as a Participant is terminated (A) by a complete distribution of his Deferred Compensation Account pursuant to the terms of the Plan, (B) by written directive of the Plan Administrator or (C) if he or she is no longer an Executive.  Notwithstanding the foregoing, any election to defer an Annual Cash Bonus in effect for a Participant shall cease as of the earlier of (i) the Participant’s Termination Date or (ii) the end of the Plan Year during which the Participant’s status as a Participant is terminated.

Section 4.  DEFERRED COMPENSATION ACCOUNTS

A.           Establishment of Deferred Compensation Accounts.  The Plan Administrator will establish a Deferred Compensation Account for each Participant, and separate subaccount(s) within such Deferred Compensation Account for each Plan Year in which a Participant makes a timely election to defer his or her Annual Cash Bonus pursuant to Section 4(B) or a Mandatory Deferral was credited to the Deferred Compensation Account of the Participant.

B.           Participant Deferrals.

i.           With respect to each Plan Year, a Participant may elect to have a portion of his or her Annual Cash Bonus for services performed during the Plan Year credited to the subaccount of his or her Deferred Compensation Account established for the applicable Plan Year as a Discretionary Deferral.  Except as provided in Sections 4(B)(ii) and 4(B)(iv), to make such an election for any Plan Year, the Participant must advise the Plan Administrator in writing, on a form prescribed by the Plan Administrator (each, a “Deferral Notice”), of the following: (a) the amount of any Discretionary Deferral and (b) subject to Section 5(A), the date the Participant elects to receive distribution of the Discretionary Deferral for that Plan Year; provided, however, that, subject to Section 5(D) of the Plan, the earliest date the Participant may elect to receive distribution of the Discretionary Deferral for any Plan Year shall be the date which is three years after the end of that Plan Year.  An election made under this Section 4(B)(i) for any Plan Year must be made by December 31 of the preceding Plan Year.

ii.           Notwithstanding the foregoing and in the discretion of the Plan Administrator, with respect to the first Plan Year in which an Executive is eligible to participate in the Plan, the Deferral Notice must be submitted to the Plan Administrator within 30 days after the date on which the Executive is first eligible to participate in the Plan, and shall apply to any Annual Cash Bonus relating to services to be performed after such election is made.  For purposes of this Section 4(B)(ii), an Executive is first eligible to participate in this Plan only if the Executive is not eligible to participate in any other arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2).

iii.           A Participant who does not return a completed Deferral Notice within the relevant time period specified in this Section 4(B) will be deemed to have elected not to defer any Annual Cash Bonus for the applicable Plan Year.

iv.           With respect to any Mandatory Deferral (for a Plan Year prior to 2004) with respect to which the Participant has failed to deliver a Deferral Notice as of December 31, 2003, (a) the Participant shall be deemed to have elected to receive distribution of the Mandatory Deferral for that Plan Year on the date which is three years after the end of that Plan Year and (b) the Participant shall be deemed to have elected to receive distribution upon a Change of Control under the terms of Section 5(E) of the Plan.

v.           After the beginning of an applicable Plan Year, a Participant shall not be permitted to change, terminate or revoke the Participant’s Deferral Notice for such Plan Year, except as described in Section 5(B) of the Plan.

C.           Participant Contributions.  After the end of each Plan Year, the Company will allocate to the subaccount of the Participant’s Deferred Compensation Account for that Plan Year, in single or multiple installments, the percentage of the Annual Cash Bonus equal to the amount specified as the Discretionary Deferral in the Deferral Notice; provided that such Deferral Notice was timely submitted to the Plan Administrator in accordance with Section 4(B).  Any amounts so allocated by the Company are called “Participant Contributions.”

D.           Adjustment of Account Balances.  On the date any Participant Contributions are credited to a subaccount of the Participant’s Deferred Compensation Account, such Participant Contributions (and any other amounts then credited to such subaccount) shall be divided by the Fair Market Value of a Common Share on such date.  Upon completion of this calculation, the subaccount shall be credited with the resulting number of whole Common Shares and any remaining amounts shall continue to be credited to such subaccount until converted to whole Common Shares in accordance with this Section 4(D).  Each subaccount of the Deferred Compensation Account of each Participant shall be credited with cash dividends on Common Shares at the times and equal in amount to the cash dividends actually paid with respect to Common Shares on and after the date that the Common Shares are credited to the subaccount.  On the date any cash dividends are actually paid with respect to Common Shares, the amount of cash dividends credited to each subaccount (and any other cash amounts then credited to such subaccount) shall be divided by the Fair Market Value of a Common Share as of such date.  Upon completion of this calculation, the subaccount shall be credited with the resulting number of whole Common Shares and any remaining amounts shall continue to be credited to the subaccount until converted to whole Common Shares at a future conversion date under this Section 4(D).  The Plan Administrator may prescribe any reasonable method or procedure for the accounting of these adjustments.

E.           Stock Adjustments.  The number of Common Shares in each subaccount of the Deferred Compensation Account of each Participant shall be adjusted from time to time to reflect stock splits, stock dividends or other changes in the Common Shares resulting from a change in the Company’s capital structure.

F.           Participant’s Rights in Accounts. A Participant’s only right with respect to his Deferred Compensation Account (and amounts allocated thereto) will be to receive distributions in accordance with the provisions of Section 5 of the Plan.

Section 5.  PAYMENT OF DEFERRED BENEFITS

A.           Time of Payment.

i.           Grandfathered Amounts.  Distribution of the Grandfathered Amount of each subaccount in the Participant’s Deferred Compensation Account for a specific Plan Year shall be made on or about the 50th day, but in no event later than the 60th day, after the earlier of (a) the date specified by the Participant in the applicable Deferral Notice or Amendment to Deferral Notice (as defined in Section 5(B)) delivered to the Plan Administrator or (b) the Participant’s Termination Date if the Participant Terminates for any reason other than Retirement or Disability.

ii.           Section 409A Amounts.  Distribution of the Section 409A Amount of each subaccount in the Participant’s Deferred Compensation Account shall be made on or after the 50th day, but in no event later than the 60th day, after the earlier of (a) the date specified by the Participant in the applicable Deferral Notice or Amendment to Deferral Notice (as defined in Section 5(B)) delivered to the Plan Administrator or (b) the Participant’s Termination Date if the Participant Terminates for any reason other than Retirement.

B.           Changes to Distribution Election.

i.           Grandfathered Amounts.  With respect to any Grandfathered Amounts, a Participant may, from time to time, extend the date specified by the Participant for distribution of his or her Mandatory Deferral (if any) and Discretionary Deferral for any Plan Year by delivering an Amendment to Deferral Notice to the Plan Administrator on a form prescribed by the Plan Administrator (each, an “Amendment to Deferral Notice”), but only if (a) the Amendment to Deferral Notice is received by the Plan Administrator no later than one year before the distribution date designated in the Deferral Notice or the Amendment to Deferral Notice then in effect for that Plan Year and (b) such distribution is deferred for at least one year after the distribution date designated in the Deferral Notice or the Amendment to Deferral Notice then in effect for that Plan Year.  Any election a Participant makes in his or her Deferral Notice with respect to a distribution of Grandfathered Amounts after a Change of Control may be changed by delivering an Amendment to Deferral Notice to the Plan Administrator before the Change of Control occurs.  Any modification made after that date will not be implemented.

ii.           Section 409A Amounts.  With respect to any Section 409A Amounts, a Participant will be permitted to change the date specified by the Participant for distribution of his or her subaccount for any Plan Year by delivering an Amendment to Deferral Notice to the Plan Administrator; provided that:

a.           On or before December 31, 2008, (1) such change may not apply to any amount otherwise payable in 2008 and (2) such change may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.  After December 31, 2008, this subsequent distribution election may be changed or revoked only as provided in Section 5(B)(ii)(b).

b.           After December 31, 2008, (1) such change may not take effect until at least 12 months after the date on which such change is made; (2) the distribution with respect to which such change is made must be deferred (other than a distribution upon death or Unforeseeable Emergency) for at least five years from the date the amount otherwise would have been distributed; and (3) any change related to a distribution at a specified time may not be made less than 12 months before the date the amount is scheduled to be distributed.  After December 31, 2008, an Amendment to Deferral Notice with respect to any Section 409A Amounts may only be changed if such change would meet the requirements of this Section 5(B)(ii)(b).

C.           Method of Distribution.  The Common Shares credited to each subaccount of a Participant’s Deferred Compensation Account (as adjusted in accordance with the terms of Sections 4(D) and 4(E)), shall be distributed to the Participant in a single lump sum distribution of such Common Shares.  Any cash amounts that have been credited to a subaccount of the Participant’s Deferred Compensation Account and are not converted to Common Shares prior to distribution shall be settled in cash.

D.           Hardship Distributions.

i.           Grandfathered Amounts.  Prior to the time any Grandfathered Amount in a Participant’s Deferred Compensation Account becomes payable with respect to any Plan Year, the Plan Administrator, in its sole discretion, may elect to distribute all or a portion of such Grandfathered Amount in the event such Participant requests a distribution due to an Unforeseeable Emergency.  A distribution of Grandfathered Amounts based on an Unforeseeable Emergency shall not exceed the amount required to meet the immediate financial need created by the hardship and shall be made by distributing the lesser of (a) the number of Common Shares credited as Grandfathered Amounts to the Participant’s Deferred Compensation Account or (b) the number of Common Shares credited as Grandfathered Amounts to the Participant’s Deferred Compensation Account with a Fair Market Value equal to the amount needed to meet the Unforeseeable Emergency, in each case reduced by the maximum amount that the Participant could borrow or withdraw from any other deferred compensation program in which he or she participates, including a plan described in Section 401(a) of the Code.

ii.           Section 409A Amounts.  A Participant may request a distribution of Section 409A Amounts from his or her Deferred Compensation Account upon the occurrence of an Unforeseeable Emergency.  However, the amount of this distribution may not be greater than the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution) or, if less, the value of the Section 409A Amounts in the Participant’s Deferred Compensation Account as of the distribution date.  Notwithstanding the foregoing, a distribution of Section 409A Amounts on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.  A distribution of Section 409A Amounts under this subsection shall be made by distributing the appropriate number of Common Shares.

As a condition of receiving a distribution under this Section 5(D), a Participant must file a written application with the Plan Administrator specifying the nature of the Unforeseeable Emergency and the amount needed to address that circumstance and supply any other information the Plan Administrator, in its sole discretion, may need to ensure that the conditions specified in this Section 5(D) are met.

E.           Change of Control. Regardless of any other Plan provision to the contrary, the subaccount of a Participant’s Deferred Compensation Account applicable to any Plan Year will be distributed as soon as administratively practical (but no later than 60 days) after a Change of Control but only if the Participant elected this distribution event in his or her Deferral Notice or Amendment to Deferral Notice then in effect for that subaccount.  Any election a Participant makes in his or her Deferral Notice with respect to a distribution after a Change of Control may be changed by delivering an Amendment to Deferral Notice to the Plan Administrator, provided that such change is made in accordance with Section 5(B).

F.           Six-Month Distribution Delay.  Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee,” within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees, on the Participant’s Termination Date, all Section 409A Amounts that are distributable to such Participant in connection with the Participant’s Termination shall be distributed on the first business day of the seventh month following the Termination Date (or, if earlier, the Participant’s death).

G.           Distribution Upon Death.  Upon the death of a Participant prior to the distribution of any subaccount of his Deferred Compensation Account, such subaccount(s) shall be paid to the Beneficiary designated by the Participant.  If there is no designated Beneficiary or no designated Beneficiary surviving at a Participant’s death, payment of any such subaccount(s) shall be made to the Participant’s estate.

H.           Taxes.  In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the Participant shall give the Plan Administrator a personal check to pay these taxes or, if permitted by the Plan Administrator, make other provision for the payment of these taxes.

Section 6.  ASSIGNMENT OR ALIENATION

The right of a Participant, Beneficiary or any other person to the payment of a benefit under this Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

Section 7.  PLAN ADMINISTRATION

The Plan Administrator will have the right to interpret and construe the Plan and to determine all questions of eligibility and of status, rights and benefits of Participants and all other persons claiming benefits under the Plan.  In all such interpretations and constructions, the Plan Administrator’s determination will be based upon uniform rules and practices applied in a nondiscriminatory manner and will be binding upon all persons affected thereby.  Subject to the provisions of Section 8 below, any decision by the Plan Administrator with respect to any such matters will be final and binding on all parties.  The Plan Administrator will have absolute discretion in carrying out its responsibilities under this Section 7.

Section 8.  CLAIMS PROCEDURE

A.           Filing Claims.  In general, neither Participants nor their Beneficiaries need to present a formal claim for benefits under this Plan in order to qualify for rights or benefits under this Plan.  If, however, any Participant or Beneficiary (“claimant”) is not granted the rights or benefits to which the person believes him or herself to be entitled, a formal claim for benefits must be filed in accordance with this Section 8.  A claim by any person must be presented to the Plan Administrator within the maximum time permitted by law or under regulations promulgated by the Secretary of Labor or his or her delegate pertaining to claims procedures.

B.           Notification to Claimant.  If a claim is wholly or partially denied, the Plan Administrator will furnish to the claimant a notice of the decision within ninety (90) days (or if the claim is a claim on account of Disability, no later than forty-five (45) days after the receipt of such claim) in writing and in a manner calculated to be understood by the claimant, which notice will contain the following information:

(i)           the specific reason or reasons for the denial;

(ii)           specific references to pertinent Plan provisions upon which the denial is based;

(iii)           a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)           an explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his claims for review and the time limits applicable to such procedures;

(v)           a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse determination upon review; and

(vi)           in the case of an adverse determination of a claim on account of Disability, the information to the claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation Section 2560.503-1(g)(1)(v).

If special circumstances require the extension of the forty-five (45) day or ninety (90) day period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the claims official expects to reach a decision.  Any extension for deciding a claim will not be for more than an additional ninety (90) day period, or, if the claim is a claim on account of Disability, for not more than two (2) additional thirty (30) day periods.

C.           Review Procedure.  A claimant or his authorized representative may, with respect to any denied claim:

(i)           request a review upon a written application filed within sixty (60) days (one-hundred-eighty (180) days in the case of a denial of a claim on account of Disability) after receipt by the claimant of written notice of the denial of his claim;

(ii)           review and receive copies of all documents relating to the claimant’s claim for benefits free of charge; and

(iii)           submit documents, records, issues and comments in writing.

Any request or submission will be in writing and will be directed to the Plan Administrator (or its designee).  The Plan Administrator (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.

D.           Decision on Review.  The Plan Administrator (or its designee) will render a decision upon review not later than sixty (60) days (forty-five (45) days in the case of a claim on account of Disability) after receipt of the request for review.  If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one-hundred-twenty (120) days after receipt of the request for review (ninety (90) days in the case of a claim on account of Disability).  Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension.  This notice will indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision and will be provided to the claimant prior to the expiration of the initial forty-five (45) day or sixty (60) day period.  The Plan Administrator will consider all information submitted by the claimant, regardless of whether the information was part of the original claim.  The decision on review will be in writing and will include:

(i)           specific reason or reasons for the decision;

(ii)           specific references to the pertinent Plan provisions upon which the decision is based;

(iii)           the claimant’s ability to review and receive copies of all documents relating to the claimant’s claim for benefits free of charge;

(iv)           an explanation of any voluntary review procedures describing the steps to be taken by a claimant who wishes to submit his claims for review and the time limits applicable to such procedures; and

(v)           a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

In the case of a claim on account of Disability, the review of the denied claim shall be conducted by a review official who is neither the individual who made the benefit determination nor a subordinate of such person and no deference shall be given to the initial benefit determination.  For issues involving medical judgment, the review official (or, if applicable, the named fiduciary) must consult with an independent health care professional who may not be the health care professional who decided the initial claim.  To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, will be final and binding on all parties.  No legal action for benefits under this Plan will be brought unless and until the claimant has exhausted his or her remedies under this Section 8.

Section 9.  UNSECURED AND UNFUNDED OBLIGATION

Notwithstanding any provision herein to the contrary, the benefits offered under the Plan shall constitute an unfunded, unsecured promise by the Company to pay benefits determined hereunder which are accrued by Participants while such Participants are Executives.  No provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder, except to the extent that the Company, in its discretion, establishes a Trust for such purpose.  To the extent any benefits provided under the Plan are actually paid from a Trust, neither the Company nor any Affiliate shall have any further obligation therefor, but to the extent not so paid, such benefits shall remain the obligations of, and shall be paid by, the Company.  No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Company or any Affiliate by reason of the right to receive a benefit under the Plan and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.  Nothing contained in the Plan shall constitute a guaranty by the Company, any Affiliate or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.  All expenses and fees incurred in the administration of the Plan and of any Trust shall be paid by the Company, provided that, in the event that a Trust is established, at the direction of the Company, such expenses and fees shall be paid from the Trust, provided that such amounts are not paid by the Company or an Affiliate.

Section 10.  AMENDMENT AND TERMINATION OF THE PLAN

A.           Amendment of the Plan.  The Company reserves the right, by a resolution of the Board, to amend the Plan at any time, and from time to time, in any manner which it deems desirable, provided that no amendment will adversely affect the accrued benefits of any Participant under the Plan.

B.           Termination of the Plan.  The Company reserves the right, by a resolution of the Board, to terminate this Plan at any time without providing any advance notice to any Participant.  In the event the Plan is terminated, the Participants’ Deferred Compensation Accounts shall be distributed in accordance with Section 5 of the Plan.  Notwithstanding the foregoing, in the event of any Plan termination, the Company (i) reserves the right to then distribute all Grandfathered Amounts and (ii) may distribute Section 409A Amounts in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix).

Section 11.  BINDING UPON SUCCESSORS

The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.  In the event of the merger or consolidation of the Company with or into any other corporation, or in the event substantially all of the assets of the Company shall be transferred to another corporation, the successor corporation resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall, as a condition to the consummation of the merger, consolidation or transfer, assume the obligations of the Company hereunder and shall be substituted for the Company hereunder.

Section 12.  NO GUARANTEE OF PLAN PERMANENCY

This Plan does not contain any guarantee of provisions for continued employment with or service to the Company or any Affiliate to any Executive or Participant nor is it guaranteed by the Company to be a permanent plan.

Section 13.  GENDER

Any reference in the Plan made in the masculine pronoun shall apply to both men and women.

Section 14.  INCAPACITY OF RECIPIENT

In the event that a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits under the Plan to which such Participant or Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of his person or his estate.  Except as provided hereinabove, when the Plan Administrator, in its sole discretion, determines that a Participant or Beneficiary is unable to manage his financial affairs, the Plan Administrator may, but shall not be required to, direct distribution(s) to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of such Participant or Beneficiary who demonstrates to the satisfaction of the Plan Administrator the propriety of making such distribution(s).  Any payment made under this Section 14 shall be in complete discharge of any liability under the Plan for such payment.  The Plan Administrator shall not be required to see to the application of any such distribution made to any person.

Section 15.  GOVERNING LAW

This Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

Section 16.  LOCATION OF PARTICIPANT OR BENEFICIARY

Each Participant is obliged to keep the Plan Administrator apprised of his or her current mailing address and that of his or her Beneficiary.  The Plan Administrator’s obligation to search for any Participant or Beneficiary is limited to sending a registered or certified letter to the Participant’s or Beneficiary’s last known address.

Section 17.  SECTION 409A OF THE CODE

A.           Compliance with Section 409A of the Code.  It is intended that the Plan comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan will be interpreted, administered and operated accordingly.  Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, any of its Affiliates, the Board or the Plan Administrator shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

B.           Payments Upon Income Inclusion Under Section 409A of the Code.  The Company may accelerate the time or schedule of a distribution of Section 409A Amounts to a Participant at any time the Plan fails to meet the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.  Such distribution may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Executives’ Deferred Compensation Plan to be executed by a duly authorized officer as of the 28th day of August, 2008.

M/I HOMES, INC.

By:	/s/ Robert H. Schottenstein

Its:	Chief Executive Officer